Exhibit 10.7
SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”), is dated as of September 28, 2012, 2012, by and between NACCO Industries, Inc., a Delaware corporation (“Parent”) and Hyster-Yale Materials Handling, Inc. (“HY”), a Delaware corporation and wholly owned Subsidiary of Parent. Parent and HY will individually be referred to as a “Party” and collectively as the “Parties.”
RECITALS
A.Parent intends to make a distribution to its stockholders of all of the outstanding shares of capital stock of HY in accordance with the terms hereof (the “Spin-Off”).
B.As a consequence of the Spin-Off, HY will cease to be a Subsidiary of Parent.
C.The Parties intend for the Spin-Off to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”).
D.Parent and HY desire to allocate certain rights and responsibilities of Parent, HY and their respective Subsidiaries and successors for periods before and after the Spin-Off.
Accordingly, the Parties agree as follows:
I. DEFINITIONS
1.1    Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms will have the meanings specified below when used in this Agreement with initial capital letters:
“Action” means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.
“Affiliate” means, with respect to a Person, another Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition “control” as applied to any Person means the possession, directly or indirectly, of the power to vote five percent or more of the securities entitled to vote or otherwise to direct or cause the direction of, the management and policies of such Person, whether through the ownership of securities entitled to vote, by contract or otherwise. For purposes of this definition, Affiliate will not include any individual controlling HY or Parent and, following the Spin-Off, HY and Parent will not be deemed to be Affiliates.

“Agent” has the meaning set forth in Section 2.3.
“Agreement” has the meaning set forth in the Preamble.
“Business Day” means any day on which commercial banks in New York, New York and Cleveland, Ohio are not required or authorized to be closed by Law or executive order.
“Chairman” has the meaning in Section 3.1(b).
“Code” has the meaning set forth in Recital C.
“Confidential Information” has the meaning set forth in Section 4.6.
“Damages” has the meaning set forth in Section 5.1.
“Dry Aircraft Lease” means the Non-Exclusive Aircraft Drylease Agreement to be entered into by Parent and HY.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles as in effect at the time of determination, consistently applied.
“Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.
“HY” has the meaning set forth in the Preamble.
“HY Benefit Plans” has the meaning set forth in Section 3.3.
“HY Class A Common Stock” means the Class A common stock of HY, par value $0.01 per share.
“HY Class B Common Stock” means the Class B common stock of HY, par value $0.01 per share.
“HY Common Stock” means the HY Class A Common Stock and the HY Class B Common Stock, taken together.
“HY Group” means, as the context may require, (i) HY and (ii) any one or more Affiliates of HY following the Spin-Off.
“HY Indemnified Parties” has the meaning set forth in Section 5.1.
“Indemnified Party” has the meaning set forth in Section 5.5.

“Indemnifying Party” has the meaning set forth in Section 5.5.
“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.
“Liability” or “Liabilities” mean all debts, liabilities, losses and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet; provided that, except for references in Articles III and V, “Liabilities” will not include any liabilities for or in respect of Taxes, which will be governed solely by the Tax Allocation Agreement, or any liabilities for or in respect of any benefit plans, programs, agreements, and arrangements, which will be governed solely by Articles III and V of this Agreement.
“NMHG” has the meaning set forth in Section 3.1(a).
“NMHG Participants” has the meaning set forth in Section 3.2(b)
“NMHG Pension Plan” has the meaning set forth in Section 3.2(b).
“Office Services Agreement” means the Office Services Agreement by and between Parent and HY in substantially the form attached hereto as Exhibit A.
“Order” means any order, judgment, ruling, decree, writ, permit, license or other requirement of any Governmental Entity.
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plans” has the meaning set forth in Section 3.3(b).
“Parent Board” has the meaning set forth in Section 2.1.
“Parent Class A Common Stock” means the Class A common stock of Parent, par value $1.00 per share.
“Parent Class B Common Stock” means the Class B common stock of Parent, par value $1.00 per share.
“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock, taken together.
“Parent Group” means, as the context may require, (i) Parent and (ii) any one or more Affiliates of Parent following the Spin-Off.
“Parent Indemnified Parties” has the meaning set forth in Section 5.2.
“Parent Pension Plan” has the meaning set forth in Section 3.1(b).
“Part I Benefits” has the meaning set forth in Section 3.2(b).
“Part III Benefits” has the meaning set forth in Section 3.2(b).

“Party” and “Parties” have the meanings set forth in the Preamble.
“Pension Plan Obligations” has the meaning set forth in Section 3.2(b).
“Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.
“Record Date” means the close of business on the date to be determined by the Board of Directors of Parent as the record date for determining stockholders of Parent entitled to receive HY Common Stock in the Spin-Off, which date will be a business day preceding the day of the Spin-Off Date.
“Retained Name” has the meaning set forth in Section 4.7.
“Share Issuance” has the meaning set forth in Section 2.2.
“Spin-Off” has the meaning set forth in Recital A.
“Spin-Off Date” means the date on which the Spin-Off occurs.
“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the date hereof, by and between HY and certain other parties, the form of which is attached hereto as Exhibit B.
“Subsidiary” of any Person means (i) any Person whose financial results are required to be consolidated with the financial results of the first Person in the preparation of the first Person’s financial statements under GAAP or (ii) for purposes of Article III, any nonconsolidated project mine subsidiary of the North American Coal Corporation.
“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of the date hereof, by and between Parent and HY, the form of which is attached hereto as Exhibit C.
“Taxes” has the meaning set forth in the Tax Allocation Agreement; provided; however; that such term will not include any Liabilities owed to, or imposed by, the Pension Benefit Guaranty Corporation under ERISA.
“Termination Date” has the meaning set forth in Section 7.1.
“Transferred Employees” has the meaning set forth in Section 3.1(a).
“Transition Services Agreement” means the Transition Services Agreement by and between Parent and HY in substantially the form attached hereto as Exhibit D.
1.2    Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law.
(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
II.     SPIN-OFF
2.1    The Spin-Off. Subject to the satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI, the Board of Directors of Parent (the “Parent Board”) has established the Record Date and the Spin-Off Date and any procedures it determined to be necessary or appropriate in connection therewith.
2.2    HY Share Issuance. Prior to the Spin-Off Date, Parent will take, or cause to be taken, all actions necessary to issue to Parent such number of shares of HY Common Stock, including, if applicable, by reclassifying the outstanding shares of HY Common Stock (the “Share Issuance”), for the purpose of increasing the outstanding shares of HY Common Stock such that, immediately prior to the Spin-Off Date, HY will have not less than an aggregate number of outstanding shares of HY Class A Common Stock and HY Class B Common Stock that is equal to one share of HY Class A Common Stock and one share of HY Class B Common Stock for each share of Parent Common Stock issued and outstanding on the Record Date.
2.3    Delivery of Shares to the Agent. On or prior to the Spin-Off Date, Parent will authorize the book-entry transfer by Parent’s transfer agent, (the “Agent”) of all of the outstanding shares of HY Common Stock to be distributed in connection with the Spin-Off. After the Spin-Off Date, upon the request of the Agent, HY will provide all book-entry transfer authorizations that the Agent requires in order to effect the Spin-Off of the shares of HY Common Stock to Parent stockholders.
2.4    The Spin-Off. (a) On the terms and subject to the conditions of this Agreement, following consummation of the Share Issuance, the Parent Board will declare and Parent will distribute and pay all of the shares of HY Common Stock held by Parent to Parent stockholders at a rate of one share of HY Class A Common Stock and one share of HY Class B Common Stock to each holder of Parent Common Stock then outstanding. Until the consummation of the Spin-Off, Parent will own and the Agent will hold the shares of HY Common Stock as nominee on behalf of and for the benefit of Parent. Upon consummation of the Spin-Off, pursuant to, and in accordance with the terms hereof, the Agent will distribute by book-entry transfer (i) in respect of each outstanding share of Parent Class A Common Stock held by holders of record of Parent Class A Common Stock on the Record Date, one share of HY Class A Common Stock and one share of HY Class B Common Stock and (ii) in respect of each outstanding share of Parent Class B Common Stock held by holders of record of Parent Class B Common Stock on the Record Date, one share of HY Class A Common Stock and one share of HY Class B Common Stock.
(b)    In addition, HY will deliver to Parent one share of HY Class A Common Stock and one share of HY Class B Common Stock for each share of Parent Common Stock (if any) reserved for issuance upon exercise of any option, conversion right or other right existing as of the Record Date.
2.5    Fractional Shares. No certificate representing fractional shares of HY Common Stock will be issued as part of the Spin-Off. Each holder of Parent Common Stock who otherwise would have been entitled to a fraction of a share of HY Class A Common Stock or HY Class B Common Stock pursuant to Section 2.4 (after aggregating all of such Person’s shares of HY Class A Common and aggregating all of such Person’s shares of HY Class B Common Stock immediately prior to the consummation of the Spin-Off) will receive a cash payment in lieu of such fractional shares. Parent will instruct the Agent to (i) determine the number of whole shares and fractional shares of HY Class A Common Stock and HY Class B Common Stock allocable to each holder of record or beneficial owner of Parent Common Stock on the Spin-Off Date, (ii) aggregate all such fractional shares into whole shares of HY Class A Common Stock and HY Class B Common Stock, (iii) convert the whole shares of HY Class B Common Stock into shares of HY Class A Common Stock, (iv) sell the whole shares of HY Class A Common Stock obtained in clauses (ii) and (iii) in the open market on behalf of holders of record or beneficial owners who otherwise would be entitled to receive fractional shares of HY Common Stock, and (v) distribute to each such holder or for the benefit of each such beneficial owner such holder’s or owner’s ratable share of the total proceeds (net of total selling and conversion expenses) of such sale; provided, however, that the Agent will have sole discretion to determine when, how, through which broker-dealer and at what price to execute the sales; provided, further, that neither the Agent nor any broker-dealer used by the Agent will be an Affiliate of Parent or HY; provided, further, that no holder of Parent Common Stock will be entitled to receive in cash in excess of the value of two shares of HY Class A Common Stock.
2.6    Intercompany Matters. As of immediately prior to the Spin-Off Date, all rights and Liabilities of, from or to any member of the Parent Group, on the one hand, and any member of the HY Group, on the other hand, will be netted against each other and the resulting balance will be cash settled as applicable, by Parent or HY, as the case may be, and all contracts between or among such parties will terminate, in each case other than under this Agreement or any of the other agreements or instruments contemplated hereby or any Liabilities arising therefrom. In the event any such intercompany amounts are identified following the Spin-Off Date that were not netted as contemplated by the preceding sentence, such amounts will be cash settled when they arise or are identified. In the event of any refund or credit relating to the HY Group or the Parent Group is received by the other group after the Spin-Off Date, such other group will provide the HY Group or Parent Group, as applicable, with the benefit of such refund or credit.
III.     EMPLOYEE MATTERS
3.1    Employees. (a) Parent will designate those employees of NACCO Materials Handling Group, Inc. (“NMHG”) located in Cleveland, Ohio who will become employees of Parent as of the Spin-Off Date as transferred employees (the “Transferred Employees”).
(b)    All other employees of HY or its Subsidiaries, excluding the Transferred Employees, will remain employed by HY or its Subsidiaries; provided, however, that the Chairman, President and Chief Executive Officer of HY (the “Chairman”) will be employed by both Parent and HY or one of their respective Subsidiaries following the Spin-Off Date.
3.2    Pension Benefits. (a) On and following the Spin-Off Date, HY and its Subsidiaries will retain sponsorship of and be solely responsible for the management and administration of, any defined benefit pension plan that was sponsored by HY or one of its Subsidiaries on the Spin-Off Date.
(b)    Employees and former employees of NMHG and its Subsidiaries (the “NMHG Participants”) also participate in the Combined Defined Benefit Plan of Parent and its Subsidiaries (the “Parent Pension Plan”). Immediately prior to the Spin-Off Date, Parent will spin off the assets and Liabilities of the Parent Pension Plan attributable to the accrued benefits of the NMHG Participants under Part III of the Parent Pension Plan (the “Part III Benefits”), to a separate defined benefit pension plan intended to be qualified under Section 401(a) of the Code that will be assumed, sponsored and maintained by NMHG (the “NMHG Pension Plan”). The amount of assets transferred to the NMHG Pension Plan and the transfer thereof will comply with the requirements of Sections 411(d)(6), 414(l) and 401(a)(12) of the Code and the regulations issued thereunder; provided that prior to the Spin-Off Date, HY and Parent will mutually agree on the amount that NMHG will be required to contribute to the Parent Pension Plan in order to effectuate the asset transfer and HY will make (or cause NMHG to make) such contribution prior to the Spin-Off Date at such time as agreed upon by Parent and HY. Notwithstanding the foregoing, the assets and Liabilities of the Parent Pension Plan attributable to the accrued benefit of any employee or former employee of HY and its Subsidiaries under Part I of the Parent Pension Plan (the “Part I Benefits”) will remain within the Parent Pension Plan, and, as a result thereof, employees or former employees of HY and its Subsidiaries will continue to be entitled to receive any Part I Benefits in accordance with the terms of the Parent Pension Plan, as in effect from time to time. In furtherance of, but without limiting the foregoing, effective as of the Spin-Off Date, (i) HY and its Subsidiaries will have no Liability or obligations, and Parent agrees to assume and pay for any such Liabilities or obligations, under the Parent Pension Plan (the “Pension Plan Obligations”), (ii) HY and its Subsidiaries will have no further responsibility for the administration of the Parent Pension Plan, (iii) Parent and its Subsidiaries (other than HY and its Subsidiaries) will have no Liability or obligations, and HY agrees to assume and pay for any such Liabilities or obligations, under the NMHG Pension Plan, and (iv) Parent and its Subsidiaries (other than HY and its Subsidiaries) will have no further responsibility for the administration of the NMHG Pension Plan except as specified in the Transition Services Agreement.
3.3    Other Employee Benefits. (a) The NMHG Participants are currently provided retirement and welfare benefits under employee benefits plans, programs, policies or arrangements that are sponsored and maintained by HY or its Subsidiaries (collectively, the “HY Benefit Plans”). On and after the Spin-Off Date, the NMHG Participants (other than the Transferred Employees) will continue to receive benefits under the HY Benefit Plans. Effective as of the Spin-Off Date, Parent and its Subsidiaries (other than HY and its Subsidiaries) (i) will have no Liability or obligations, and HY and its Subsidiaries agree to assume and pay for any Liabilities or obligations, under or relating to the HY Benefit Plans and the NMHG Pension Plan, including as required by, or imposed pursuant to applicable Law and (ii) will have no responsibility for the administration of the HY Benefit Plans and the NMHG Pension Plan.
(b)    Employees of Parent and its Subsidiaries (other than HY and its Subsidiaries) are currently provided retirement and welfare benefits under employee benefit plans, programs, policies or arrangements that are sponsored and maintained by Parent or its Subsidiaries (other than HY and its Subsidiaries) (collectively, the “Parent Benefits Plans”). On and after the Spin-Off Date, (i) employees of Parent and its Subsidiaries (but, except as otherwise provided in Section 3.2(b) above, not employees of HY and its Subsidiaries) will continue to receive benefits under the Parent Benefit Plans and (ii) the Transferred Employees will begin to receive benefits under the Parent Benefit Plans, subject to the eligibility rules thereunder.
(c)    Effective as of the Spin-Off Date, HY and its Subsidiaries (i) will have no Liability or obligations, and Parent agrees to assume and pay for any Liabilities or obligations, under or relating to the Parent Benefit Plans and (ii) will have no responsibility for the administration of the Parent Benefit Plans.
(d)    Prior to the Spin-Off Date, HY and Parent will mutually agree to a fair allocation of the Chairman’s compensation and employee benefits for the 2012 calendar year between the two companies.
3.4    Other Benefit Matters.
(a)    Nothing contained herein will in any way alter the right of Parent or HY, before or after the Spin-Off Date, to amend or terminate any Parent Benefit Plan or HY Benefit Plan, as applicable, in accordance with its terms and applicable Law.
(b)    On or before the Spin-Off Date, Parent and HY agree that (i) they will take such actions as they determine are necessary and advisable to establish separate administrative services agreements and funding vehicles for the HY Benefit Plans (including the NMHG Pension Plan) and Parent Benefit Plans and/or to provide for transitional services related thereto and (ii) they will use reasonable, good faith efforts to cooperate with each other and take such steps as are necessary and advisable to implement the actions described in this Article III.

(c)    After the Spin-Off Date, Parent and HY will continue to cooperate in good faith and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, payroll and employment information as needed with respect to the continued administration of the HY Benefit Plans (and the NMHG Pension Plan) and the Parent Benefit Plans; provided that requests for cooperation must be reasonable and not interfere with daily business operations.
IV.     REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Representations. Each of Parent and HY, as applicable, represents and warrants to the other as set forth below.
(a)    Each Party has full power and authority to execute and deliver this Agreement and to consummate the Spin-Off. The execution and delivery of this Agreement and the consummation of the Spin-Off have been duly and validly authorized by each Party, and no other proceedings on the part of such Party or any other Person are necessary to authorize the execution and delivery by such Party of this Agreement or the consummation of the Spin-Off. This Agreement has been duly and validly executed and delivered by the Parties, and (assuming the valid execution and delivery of this Agreement by the other Parties) constitutes the legal, valid and binding agreement of such Party enforceable against it in accordance with its terms, except as such obligations and their enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, (ii) by general principles of equity, or (iii) the power of a court to deny enforcement of remedies based on public policy.
(b)    Each of HY, on the one hand, and Parent, on the other hand, has retained separate legal advisors in connection with the Spin-Off, and the terms of this Agreement, together with the Transition Services Agreement, the Office Services Agreement and the Dry Aircraft Lease have been negotiated by such parties at arm’s length by their respective representatives.

4.2    Litigation Matters. (a) For a period of five years after the Closing Date, each Party will, to aid each other Party in the defense of any third-party Action relating to the business of the other Party to the extent such Party has personnel or information relevant to such business or Action, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records in their possession, custody and/or control relating to such business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the applicable business that is the subject of the Action is contained in such records, Parent and HY will make reasonable efforts to protect any confidential information, including entering into appropriate confidentiality agreements. To the extent any such Action relates solely to HY’s or any of its Subsidiaries’ businesses, all such documented costs will be borne by HY. To the extent any such Action relates solely to Parent’s or any of its Subsidiaries’ businesses (other than HY or any of its Subsidiaries), all such documented costs will be borne by Parent. To the extent any such Action relates to Parent’s or any of its Subsidiaries’ businesses (other than HY or any of its Subsidiaries) and HY’s or any of its Subsidiaries’ businesses, all such documented costs will be allocated proportionately, based on their respective business interest in such action, between HY and Parent.
4.3    Cooperation. (a) Parent and HY will comply fully with all notification, reporting and other requirements under any Law or Order applicable to the Spin-Off. Parent and HY will use their commercially reasonable efforts to obtain, as soon as practicable, the authorizations that may be or become necessary for the performance of their respective obligations under this Agreement and the consummation of the Spin-Off and will cooperate fully with each other in promptly seeking to obtain such authorizations, except that no such Party will be required to make any material expenditure in connection with its obligations under this Section 4.3. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party will use commercially reasonable efforts to cause such third parties to provide such cooperation, except that no Party will be required to make any material expenditure in connection therewith.
(b)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, prior to, at and after the Spin-Off, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part permitted under applicable law to consummate and make effective the transactions contemplated by this Agreement, the Transition Services Agreement, the Tax Allocation Agreement, the Dry Aircraft Lease and the Office Services Agreement as promptly as reasonably practicable.
(c)    After the Spin-Off, except in the case of any Action by one Party or its Affiliates against the other Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to the other, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any Action in which the requesting Party may from time to time be involved or any other reasonable business purpose, regardless of whether, in the case of an Action, such Action is a matter with respect to which indemnification may be sought hereunder.
(d)    The obligation of the Parties to provide witnesses pursuant to this Section 4.3 is intended to be interpreted in a manner so as to facilitate cooperation.
4.4    Expenses. Whether or not the Spin-Off is consummated, all costs and expenses incurred in connection with this Agreement and the Spin-Off will be borne by Parent, unless otherwise provided herein or in the Transition Services Agreement. The costs and expenses related to the preparation and filing by HY of the S-1 Registration Statement with the Securities and Exchange Commission will be borne by HY in the event the Spin-Off is consummated. For the avoidance of doubt, each Party will bear its internal and external costs and expenses of complying with any covenant herein, except and solely to the extent otherwise provided herein.
4.5    Certain Insurance Matters. (a) With respect to any Damages suffered by HY or any of its Subsidiaries after the Spin-Off Date relating to, resulting from or arising out of the conduct of HY’s business prior to the Spin-Off Date for which Parent or any of its Subsidiaries would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by Parent or for the benefit of Parent or any of its Subsidiaries in respect of HY’s business, Parent or any of its Subsidiaries, any product of HY’s business or any HY employee, at the request of HY, Parent will use commercially reasonable efforts to assert and administer, or to assist HY or any of its Subsidiaries to assert and administer, one or more claims under such policy of insurance covering such Damage if HY or any of its Subsidiaries is not itself entitled to assert such claim, and any recovery in respect thereof will be paid to the Party suffering such Damages; provided, however, that all of Parent’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing, including retroactive or other premium increases, are promptly reimbursed by HY. Notwithstanding the foregoing, Parent will have the sole right to administer all such claims in any manner and take any actions as it determines to be appropriate except to the extent any such administration or actions may adversely affect the availability of insurance coverage, the amount of any such coverage, the applicability of any coverage and/or the availability of future coverage or coverage limits with respect to HY or any of its Subsidiaries, in which case any administration or actions by Parent shall only be taken after consultation with, and consent of, HY. Nothing in this Section 4.5. will affect or modify or be deemed to affect or modify in any way any Party’s obligations under Article V of this Agreement.
(b)    As of the Spin-Off Date, Parent and HY will each procure and maintain for not less than six years following the Spin-Off Date (the “Insurance Period”), policies of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage and amounts, and containing terms and conditions which are no less advantageous to the directors and officers and fiduciaries or other trustees of either Parent or HY, with respect to claims arising out of or relating to events which occurred before or on the Spin-Off Date. Each of Parent and HY will cooperate with the other in the procurement of such insurance. In the event that insurance with the identical coverage and amounts is no longer available on a commercially reasonable basis during the Insurance Period, Parent and/or HY may procure and maintain substantially similar coverage for the remainder of the Insurance Period, with the consent of the other Party, which consent will not be unreasonably withheld.
4.6    Confidentiality. The Parties will keep strictly confidential any and all proprietary, technical, business, marketing, sales and other information disclosed to another Party in connection with the performance of this Agreement (the “Confidential Information”), and will not disclose the same or any part thereof to any third party, or use the same for their own benefit or for the benefit of any third party. The obligations of secrecy and nonuse as set forth herein will survive the termination of this Agreement for a period of five years. Excluded from this provision is any information available in the public domain and any information disclosed to any of the Parties by a third party who is not in breach of confidential obligations owed to another Person or entity. Notwithstanding the foregoing, each Party may disclose Confidential Information (a) to its bankers, attorneys, accountants and other advisors subject to the same confidentiality obligations imposed herein and (b) as may be required by law from time to time.
4.7    Use of Name. HY and its Subsidiaries acknowledge and agree that Parent has prior and superior rights to use the name "NACCO" (the "Retained Name") and is retaining all of its right, title and interest (including its trademark rights) therein and thereto. Notwithstanding the foregoing, Parent conditionally consents to HY's and its Subsidiaries' perpetual use, after the consummation of the Spin-Off, of the Retained Name solely as (or as a component part of) a corporate or business name and solely for so long as (A) none of the products or services of any such business are of a quality that is reasonably determined to be sub-standard and (B) none of HY or its Subsidiaries (i) use the Retained Name or combine the Retained Name with any other name or mark in any manner that is likely to cause marketplace confusion with the businesses, products or services of Parent or its Affiliates or any of their licensees, (ii) use, either by any act or omission, the Retained Name in any manner that tarnishes, degrades, disparages or reflects adversely on the Parent, its Affiliates or any of their businesses or reputation, or (iii) take any action, either directly or indirectly, to challenge, object to, or interfere with use or registration of the Retained Name by Parent or its Affiliates.
V.     INDEMNIFICATION
5.1    Indemnity by Parent. Following the Spin-Off, Parent will indemnify and hold harmless HY, its Subsidiaries and each of their respective officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (“HY Indemnified Parties”) from and against and will promptly defend such parties from and reimburse such parties for any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including reasonable attorneys’ fees and other costs and expenses, (“Damages”) which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result of or in connection with (a) any breach by Parent of any representation or warranty in this Agreement, (b) the failure by Parent to perform any covenant to be performed by it or its Subsidiaries under this Agreement in whole or in part after the Spin-Off Date, (c) the conduct of any business of Parent or its Subsidiaries other than HY’s business, including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing, and (d) any Parent Pension Plan Obligation or any obligations or Liabilities under the Parent Benefit Plans.
5.2    Indemnity by HY. Following the Spin-Off, HY will indemnify and hold Parent, its Subsidiaries and each of their respective officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (“Parent Indemnified Parties”) harmless from and against, and will promptly defend such parties from and reimburse such parties for, any and all Damages which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result of or in connection with (a) any breach by HY of any representation or warranty in this Agreement, (b) the failure by HY to perform any covenant to be formed by it or its Subsidiaries under this Agreement in whole or in part after the Spin-Off Date, (c) the conduct of any business of HY or its Subsidiaries, including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing, and (d) any obligations or Liabilities under the NMHG Pension Plan or the HY Benefit Plans. For the avoidance of doubt, following the Spin-Off, no Parent Indemnified Party will be liable for, and HY will indemnify, defend and fully protect each Parent Indemnified Party from and against any action or failure to take action by HY, any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives in their capacities as such whether prior to or on the Spin-Off Date, including any transaction based in whole or in part on the Spin-Off.
5.3    Insurance Coverage. The indemnification to which any Party is entitled hereunder will be net of all insurance proceeds actually received, if any, by the indemnified Party with respect to the losses for which indemnification is provided in Section 5.1 or Section 5.2.
5.4    Right of Party to Indemnification. Each Party entitled to indemnification hereunder will be entitled to indemnification for losses sustained in accordance with the provisions of this Article V regardless of any Law or public policy that would limit or impair the right of the Party to recover indemnification under the circumstances.
5.5    Indemnification Procedures. Any Party seeking indemnification under this Article V for a third party claim (the “Indemnified Party”) must notify the Party from whom such indemnity is sought (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not adversely impact the Indemnified Party’s right to indemnification hereunder except and solely to the extent that such failure to notify actually prejudices, or prevents the Indemnifying Party’s ability to defend such claim, demand, action or proceeding. The Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party will have the right (i) to participate, at its own expense, with respect to any claim, demand, action or proceeding that is being diligently defended by the Indemnifying Party and (ii) to assume the defense of any claim, demand, action or proceeding at the cost and expense of the Indemnifying Party if the Indemnifying Party fails or ceases to defend the same. In connection with any such claim, demand, action or proceeding the Parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnifying Party to settle any such claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnifying Party (and such settlement contains a complete release of the Indemnified Party and its Subsidiaries and their respective directors, officers and employees) and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then (A) the Indemnifying Party will be excused from, and the Indemnified Party will be solely responsible for, all further defense of such claim, demand, action or proceeding, (B) the maximum liability of the Indemnifying Party relating to such claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (C) the Indemnified Party will pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party; provided, however, that if the amount thereafter recovered by the third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party will be reimbursed by the Indemnifying Party for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by the third party and the amount of the proposed settlement.
VI.     CONDITIONS
6.1    Conditions to the Spin-Off. The obligations of the Parties to effect the Spin-Off are subject to the fulfillment (or waiver by Parent pursuant to Section 6.2) on or prior to the Spin-Off Date (provided that certain of such conditions will occur substantially contemporaneously with the Spin-Off) if Parent shall have determined on or prior to the Termination Date that the following conditions have been satisfied (or, if applicable, waived pursuant to Section 6.2):
(a)    the Parent Board shall have determined, in its sole discretion, to effect the Spin-Off;
(b)    the receipt by Parent of a written opinion, dated as of the Record Date and confirmation as of the Spin-Off Date, from McDermott, Will & Emery LLP, tax counsel to Parent, satisfactory to Parent, to the effect that the Spin-Off will qualify as a tax-free spin-off under Section 355 and related provisions of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Parent and HY containing customary representations and covenants to enable such firm to deliver the legal opinion;
(c)    Parent shall have determined that all actions or filings necessary or appropriate under applicable securities laws in connection with the Spin-Off shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;
(d)    the HY Class A Common Stock to be distributed to Parent stockholders in the Spin-Off shall have been accepted for listing on the NYSE or another national securities exchange acceptable to Parent in its discretion, subject to official notice of distribution;
(e)    the Transition Services Agreement, Tax Allocation Agreement, Stockholders’ Agreement and Office Services Agreement shall have been duly executed and delivered by the parties thereto; and
(f)    no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off or any of the transactions related thereto, shall be in effect, and no other event have occurred or failed to occur, including the initiation or threat of litigation, that Parent shall have determined is adverse to Parent or HY.

6.2    Waiver of Conditions. The conditions set forth in Section 6.1 (excluding the condition set forth in Section 6.1(b)) may be waived in the sole discretion of the Board of Directors of Parent. The conditions set forth in Section 6.1 (excluding the condition set forth in Section 6.1(b)) are for the sole benefit of Parent and will not give rise to or create any duty on the part of Parent or the Board of Directors of Parent to waive or not waive any such conditions.
VII.     TERMINATION
7.1    Termination. This Agreement may be terminated by Parent, in its sole discretion, by action of the Parent Board in its discretion at any time prior to the earlier of the Record Date or June 30, 2013 (the “Termination Date”) and notice to HY.
7.2    Effect of Termination. If this Agreement is terminated as provided in Section 7.1, then this Agreement will forthwith become void and there will be no Liability on the part of any Party to any other Party or any other Person in respect hereof regardless of the circumstances.
VIII.     MISCELLANEOUS
8.1    Survival. The representations, warranties and covenants of the Parties contained in this Agreement or made pursuant to this Agreement will continue from and after the Spin-Off Date.
8.2    Amendment. This Agreement may be amended, modified or supplemented only by the written agreement of the Parties.
8.3    Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.
8.4    Notices. All notices required or permitted pursuant to this Agreement must be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a Party may provide by notice to the other:

If to Parent:
NACCO Industries, Inc.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4017
Attention: John Neumann
Facsimile: 440.449.9577
With a copy to:
McDermott Will & Emery LLP
227 West Monroe Street, Suite 4400
Chicago, Illinois 60606
Attention: Thomas J. Murphy
Facsimile: 312.984.7700
If to HY:
Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124-4017
Attention: Charles A. Bittenbender
Facsimile: 440.449.9561
With a copy to:
Jones Day
222 East 41st Street
New York, New York 10017
Attention: Randi C. Lesnick
Facsimile: 212.755.7306
8.5    Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
8.6    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. None of the Parties may assign this Agreement, or any of their rights or liabilities hereunder, without the prior written consent of the other Parties hereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the Party making the assignment from any liability under this Agreement.
8.7    Severability. The illegality or partial illegality of any or all of this Agreement or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the Parties to be contained therein.
8.8    Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.
8.9    Submission to Jurisdiction; Waivers. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Spin-Off, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or permitted assigns may only be brought and determined in any federal or state court located in the State of Delaware, and each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the Spin-Off, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
8.10    Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. This Agreement, to the extent signed and delivered by means of a facsimile or other electronic transmission, will be treated in all respects as an original agreement and will be considered to have the same binding legal effect as if it were a signed original.
8.11    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.
8.12    Determinations by Parent or HY. Any determination required or permitted hereby to be made or taken by Parent or HY may be made or taken by it in its sole discretion and without consideration to the other or the other’s interests. The Parties hereby expressly disclaim any implied duties of good faith, fair dealing or any similar concept and expressly agree that this Agreement is to be interpreted without giving effect to prior practice or any alleged oral representations or assurances.

8.13    Exclusivity of Tax Allocation Agreement. The Parties agree that the Tax Allocation Agreement will be the exclusive agreement among the Parties with respect to Tax matters.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.
NACCO INDUSTRIES, INC.
By: /s/ J.C. Butler, Jr.

Name:	J.C. Butler, Jr.

Title:	Vice President-Corporate Development and Treasurer
HYSTER-YALE MATERIALS HANDLING, INC.
By: /s/ Alfred M. Rankin, Jr.

Name:	Alfred M. Rankin, Jr.

Title:	Chairman, President and Chief Executive Officer